Exhibit 10.4
HUDSON VALLEY HOLDING CORP.
2002 STOCK OPTION PLAN
1.       PURPOSE OF THE PLAN
          The purpose of the Hudson Valley Holding Corp. 2002 Stock Option Plan (the “2002 Plan”) is to provide a means by which Hudson Valley Holding Corp. (the “Corporation”), through the grant of incentive stock options and nonstatutory stock options to eligible employees, directors, consultants and advisors, may attract and retain persons of ability and motivate these persons to exert their best efforts on behalf of the Corporation and any Subsidiary Corporation of the Corporation, (“Subsidiary Corporation”). For the purposes of the 2002 Plan, and any option agreement under the 2002 Plan, the term “Subsidiary Corporation” means a Subsidiary Corporation as defined by Section 424(f) of the Internal Revenue Code of 1986, as amended. It is intended that options issued under the Plan may be either incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options.
2.      SHARES SUBJECT TO THE 2002 PLAN
          Subject to the provisions of Section 5B(8) of the 2002 Plan, 1,535,000 shares of the common stock of the Corporation (the “Common Stock”) shall be reserved and may be optioned under the 2002 Plan. The reserved shares may be authorized and unissued shares, treasury shares, or any combination of both. Subject to the provisions of Section 5B(8) of the 2002 Plan, if an option granted under the 2002 Plan expires, terminates, or is canceled for any reason, the shares of stock representing that option shall be available again under the 2002 Plan.
3.      ADMINISTRATION OF THE 2002 PLAN
          The 2002 Plan shall be administered by the Compensation Committee of the Corporation (the “Committee”). The Committee shall have plenary authority in its sole discretion, subject to and not inconsistent with the express provisions of the 2002 Plan, to grant options; to determine the purchase price of the Common Stock covered by each option, the term of each option, the employees, directors, consultants, and advisors to whom, and the time or times at which, options shall be granted, and the number of shares to be covered by each option; to designate options as incentive stock options or nonstatutory stock options; to interpret the 2002 Plan; to prescribe, amend, and rescind rules and regulations relating to the 2002 Plan; to determine the terms and provisions of the option agreements (which need not be identical) for options granted under the 2002 Plan; and to make all other determinations deemed necessary or advisable for the administration and operation of the 2002 Plan.
          The Committee shall keep minutes of its meetings. All actions of the Committee shall be taken by a majority of its members. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all persons who have received awards, the Corporations, any Subsidiary Corporation, and all other interested persons.
4.      ELIGIBILITY AND GRANT OF OPTIONS UNDER THE 2002 PLAN
          A. Incentive stock options may be granted to any employee of the Corporation or of any Subsidiary Corporation who is a signatory to a Stock Restriction Agreement with respect to all of his or her common stock, including all stock presently owned, or hereinafter acquired. This Agreement will be substantially in the form of Exhibit “A”, attached hereto. No incentive stock option may be granted to any employee who at the time of such grant owns more than 10 percent of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary Corporation.
          B. Nonstatutory stock options may be granted to any employee, director, consultant, or advisor of the Corporation or of any Subsidiary Corporation and who is a signatory to a Stock Restriction Agreement with respect to all of his or her common stock, including all stock presently owned, or hereinafter acquired. This Agreement will be substantially in the form of Exhibit “A”, attached hereto.

5.      TERMS AND CONDITIONS OF OPTIONS GRANTED UNDER THE 2002 PLAN
          Each option granted under the 2002 Plan shall be evidenced by a written agreement in a form determined by the Committee. Such agreement shall be subject to the following express terms and conditions, and such other terms and conditions as the Committee may deem appropriate.
          A. IDENTIFICATION OF OPTION STATUS AND OPTION PERIOD
               Each option agreement shall identify the status of the option as an incentive stock option intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or as a nonstatutory stock option. An incentive stock option and a nonstatutory stock option may not be granted subject to a tandem exercise arrangement. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. The period for which an option is granted may not exceed 10 years from the date of the grant of the option.
          B. EXERCISE OF OPTION
               (1) By an optionee while an Employee, Director, Consultant or Advisor. Subject to the provisions of this Section 5B of the 2002 Plan, each option shall be exercisable by an optionee while an employee, director, consultant, or advisor of the Corporation or of any Subsidiary Corporation from time to time over a period beginning on the date of the grant of the option and ending on the earliest of the expiration, termination, or cancellation of the option; provided, however, that the Committee may, by the provisions of any option agreement, limit the period of time during which the option is exercisable and limit the number of shares purchasable in any period of time during which the option is exercisable.
               (2) Exercise in the event of death or disability.
                    a. Death — If an optionee under an incentive stock option dies while an employee of the Corporation or of any Subsidiary Corporation, or if an optionee under a nonstatutory stock option dies while an employee, director, consultant or advisor of the Corporation or of any Subsidiary Corporation, his or her option(s) under the 2002 Plan may be exercised by the estate of the deceased optionee or by any person who acquired such option(s) by bequest or inheritance or by reason of the death of the optionee within the twelve (12) months immediately following his or her death, and to the extent that the deceased optionee was entitled to exercise such option(s) on the date of his or her death; provided, however, that no option may be exercised after the fixed period of that option.
                    b. Disability — If an optionee under an incentive stock option ceases to be an employee of the Corporation or of any Subsidiary Corporation, or if an optionee under a nonstatutory stock option ceases to be an employee, director, consultant or advisor of the Corporation or of any Subsidiary Corporation, because of a disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, his or her right to exercise the options(s) under the 2002 Plan may be exercised by him or her, his or her attorney-in-fact or conservator, within the 12 months immediately following the date when he or she ceases to be an employee, director, consultant or advisor to the extent that the optionee was entitled to exercise such option(s) on the date when his or her employment with, directorship of, or engagement as a consultant or advisor by the Corporation or any Subsidiary Corporation ceases; provided, however, that no option may be exercised after the fixed period of that option and that the exercise of any incentive stock option by an attorney-in-fact or conservator of the optionee does not disqualify that option as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
          As to all employee/optionees, if the disability leave does not exceed 90 days, the optionee will be deemed to be in the continuous employment of his or her employer during the leave period. However, if the disability leave exceeds 90 days, the optionee will be deemed to have terminated his or her employment on the 91st day of that leave, and will not, pursuant to Section 22(E) 3, continue to accrue hours of service, unless re-employment is guaranteed by statute or contract.

               (3) Termination of Employment. If an optionee under an incentive stock option or nonstatutory stock option ceases to be an employee of the Corporation or of any Subsidiary Corporation, for any reason other than death or disability, his or her right to exercise eligible option(s) as of the date of termination under the 2002 Plan may be exercised by him or her within the 3 months immediately following the date of his or her termination of employment, or the expiration date of any mutually agreed salary continuation agreement, to the extent that the optionee was entitled to exercise such option(s) at the date of his or her termination of employment; provided, however, that no option may be exercised after the fixed period of that option; provided further, that if an optionee ceases to be an employee of the Corporation or of any Subsidiary Corporation because he or she voluntarily terminates his or her employment or because his or her employment is involuntarily terminated by the Corporation or of any Subsidiary Corporation as a result of his or her willful misconduct, as determined in the sole discretion of the Committee, all right to exercise the option(s) under the 2002 Plan shall terminate on the date his or her employment ceases.
               (4) Termination of Directorship or of Engagement as a Consultant or Advisor. If an optionee under a nonstatutory option ceases to be a director, consultant or advisor of the Corporation or of any Subsidiary Corporation for any reason other than his or her death or disability, his or her right to exercise the option(s) under the 2002 Plan may be exercised within the 3 months immediately following the date when his or her directorship terminates or when his or her engagement as a consultant or advisor terminates, to the extent that the optionee was entitled to exercise such option(s) at the date of that termination; provided, however, that no option may be exercised after the fixed period of that option; provided further, that if an optionee ceases to be a director, consultant, or advisor of the Corporation or of any Subsidiary Corporation because he or she voluntarily resigns from his or her directorship or from his or her engagement as a consultant or advisor or because he or she is removed for cause by the shareholders of the Corporation or of any Subsidiary Corporation, or by the Board of Directors of the Corporation or of a Subsidiary Corporation in the case of a consultant or advisor, all right to exercise the option(s) under the 2002 Plan shall terminate on the date when his or her directorship or engagement as a consultant or advisor ceases.
               (5) Option Price. The option price per share shall be determined in good faith by the Committee at the time an option is granted and shall be not less than 100 percent of the fair market value of a share of the Common Stock of the Corporation on the date of the grant. Each option shall provide that the optionee agrees that the option price per share is determined in good faith by the Committee at the time when that option is granted as not less than 100 percent of the fair market value of a share of the Common Stock of the Corporation on the date of the grant.
               (6) Payment of purchase price upon exercise. Each option shall provide that the purchase price of the shares for which an option may be exercised shall be paid in cash to the Corporation at the time of exercise.
               (7) Nontransferability. No option granted under the 2002 Plan shall be transferable other than by a will of an optionee or by the laws of descent and distribution. During his or her lifetime, an option shall be exercisable only by an optionee or by the optionee’s attorney-in-fact or conservator, unless in the case of an incentive stock option, such exercise by the attorney-in-fact or conservator of the optionee would disqualify the option as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
               (8) Adjustments. Notwithstanding any other provision of the 2002 Plan, in the event of any change in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, rights offering to purchase the Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the 2002 Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for an optionee under the 2002 Plan.
               (9) No rights as a Shareholder. No optionee shall have any right as a shareholder with respect to any share subject to his or her option under the 2002 Plan prior to the date of issuance to him or her of a certificate for such share.

               (10) No rights to continued directorship or engagement as a Consultant or Advisor. The 2002 Plan and any option granted under the 2002 Plan shall neither confer upon any optionee any right with respect to continuance of any directorship or engagement as a consultant or advisor of the Corporation or of any Subsidiary Corporation, nor shall it interfere in any way with the right of the shareholders, or the board of directors of the Corporation or of a Subsidiary Corporation in the case of a consultant or advisor, to remove him or her at any time.
               (11) No rights to continued employment. The 2002 Plan and any option granted under the 2002 Plan shall neither confer upon any optionee any right with respect to continuance of employment by the Corporation or by any Subsidiary Corporation, nor shall it interfere in any way with the right of his or her employer to terminate his or her employment at any time.
               (12) Reorganization, Merger, Consolidation, Dissolution, Liquidation or Sale of Assets. Upon a reorganization in which the Corporation is not the surviving Corporation, all unexercised options under the 2002 Plan shall be canceled as of the effective date of the reorganization; provided, however, that the Committee shall give to an optionee, or the holder of the option(s) granted under the 2002 Plan, at least 15 days’ written notice of the reorganization and during the period beginning when the optionee, or the holder of the option(s), shall have the right to exercise the unexercised option(s) under the 2002 Plan without regard to employment or directorship tenure requirements or installment exercise limitations, if any; provided further, however, that the option(s) may not be exercised after the period provided in either Section 5A or 5B of the 2002 Plan. For the purposes of the 2002 Plan, and any option agreement under the 2002 Plan, the term “reorganization” shall mean any merger, consolidation, sale of substantially all of the assets of the Corporation, or sale of the securities of the Corporation pursuant to which the Corporation is or becomes a wholly-owned subsidiary of another Corporation after the effective date of the reorganization.
               (13) Stock Restriction Agreement. The Corporation shall not be required to issue or deliver any shares of Common Stock upon the exercise of any option granted under the 2002 Plan until the optionee, or the holder of the option(s) becomes a signatory to a stock restriction agreement with respect to all of his or her Common Stock, including all shares presently owned or hereinafter acquired. This Agreement will be substantially in the form of Exhibit “A”, attached hereto.
6.      COMPLIANCE WITH LAWS AND REGULATIONS
          The 2002 Plan, the grant and exercise of options under the 2002 Plan, and the obligation of the Corporation to sell and deliver shares under such options, shall be subject to all applicable federal and state laws and rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification or such shares under any federal or state law or any ruling or regulation of any governmental body which the Corporation shall, in its sole discretion, determine to be necessary or advisable.
7.      AMENDMENT AND DISCONTINUANCE
          The Committee may amend, suspend, or discontinue the 2002 Plan; provided, however, that no action of the Committee may (a) increase the number of shares reserved for options pursuant to Section 2 or (b) permit the granting of options which expire beyond the period provided for in Section 5B (7). Without the written consent of an optionee, no amendment or suspension of the 2002 Plan shall alter or impair any option previously granted to him or her under the 2002 Plan.
8.      EFFECTIVE DATE
          The effective date of the 2002 Plan is July 1, 2002. It is subject to the approval of the shareholders of the Corporation holding no less than a majority of the shares. Notwithstanding the foregoing, options may be granted by the Committee as provided by the terms of the 2002 Plan subject to such subsequent shareholder approval. No option shall be granted under the 2002 Plan after June 30, 2012.

9.      NAME OF THE 2002 PLAN
          The Plan shall be known as the “Hudson Valley Holding Corp. 2002 Stock Option Plan”.
10.      EFFECT OF THE PLAN ON OTHER STOCK PLANS
          The adoption of the 2002 Plan shall have no effect on awards made or to be made pursuant to other stock plans covering directors, officers, or employees of the Corporation, any Subsidiary Corporation, a parent Corporation, or any predecessors or successors thereto.
          The foregoing constitutes the entire agreement known as the Hudson Valley Holding Corp. Stock Option Plan of 2002.

APPROVED:

/s/William E. Griffin	/s/James J. Landy
William E. Griffin	James J. Landy

/s/Stephen R. Brown	/s/James M. Coogan
Stephen R. Brown	James M. Coogan

/s/Gregory F. Holcombe	/s/Angelo R. Martinelli

Gregory F. Holcombe	Angelo R. Martinelli

/s/Ronald F. Poe	/s/John A. Pratt Jr.
Ronald F. Poe	John A. Pratt Jr.

/s/Cecile D. Singer	/s/Craig S. Thompson
Cecile D. Singer	Craig S. Thompson